Exhibit 99.1

The Old Evangeline Downs, L.L.C. Completes Tender Offer for
Outstanding 13% Senior Secured Notes Due 2010

LAFAYETTE, LA—(BUSINESS WIRE) – April 19, 2004 – The Old Evangeline Downs, L.L.C. (“OED”), the owner and operator of the Evangeline Downs pari-mutuel horsetrack near Lafayette, Louisiana, today announced the final results of its tender offer for all of its outstanding 13% Senior Secured Notes due 2010 with Contingent Interest (the “Notes”), which expired at 5:00 p.m., New York City time, on April 5, 2004 (the “Expiration Date”).

As of the Expiration Date, OED had received valid tenders from holders representing approximately $116.3 million in aggregate principal amount of the Notes.  On April 16, 2004, OED accepted for purchase and subsequently paid for all of the tendered Notes.  Holders who tendered their Notes received $1,120 per $1,000 principal amount of the Notes validly tendered, plus accrued interest.  Holders who validly tendered and did not withdraw Notes prior to March 19, 2004 also received a consent payment equal to $10 per $1,000 principal amount of Notes tendered.

OED’s obligation to purchase the tendered Notes was conditioned upon, among other things, the completion of a private placement of 8 ¾% Senior Secured Notes due 2012 by Diamond Jo, LLC, OED’s parent.  The proceeds of such private placement were used in part to finance OED’s purchase of the Notes tendered in the tender offer.

Information regarding the tender offer and the related consent solicitation are set forth in the Offer to Purchase and Consent Solicitation Statement, dated March 9, 2004, and related materials (the “Tender Offer Materials”).  Copies of the Tender Offer Materials can be obtained by contacting U.S. Bank National Association, the depository and information agent, at (800) 934-6802.

This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to any securities.

Safe Harbor Statement

This press release may include forward-looking statements that are covered under the “Safe-Harbor” clause of the Private Securities Litigation Reform Act of 1995.  Such statements are based upon current expectations and assumptions.  Actual results could differ materially from those currently anticipated as a result of known and unknown risks and uncertainties.  OED disclaims any obligation to update any forward-looking statement to incorporate developments occurring after release of this announcement.